CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-216457 on Form N-2 of our reports dated February 27, 2019, relating to the financial statements and financial highlights of Blackstone Real Estate Income Fund II (the “Fund”) and the consolidated financial statements and consolidated financial highlights of Blackstone Real Estate Income Master Fund and Subsidiary, appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
April 30, 2019